Exhibit (h)(A47)

AMENDMENT TO FUND PARTICIPATION AGREEMENT

This Amendment (“Amendment”) is entered into as of February 1, 2024 by and among Teachers Insurance and Annuity Association of America (the “Company”) on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A of the Agreement as may be amended from time to time, and BlackRock Advisors, LLC (“Adviser”), and BlackRock Investments, LLC (“Underwriter”).

RECITALS

WHEREAS, the parties entered into an Agreement dated October 1, 2020, as amended (collectively referred to as the “Agreement”);

WHEREAS, the parties desire to amend Schedule A to the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the parties hereby agree to amend the Agreement as follows:

1. Amendment

Schedule A Schedule A of the Agreement is deleted in its entirety and replaced with Schedule A , attached hereto.

2. Continuing Provisions of the Agreement. Except as otherwise specifically set forth in this Amendment, all other terms of the Agreement shall remain unchanged and continue in full force and effect. To the extent that provisions of the Agreement and this Amendment are in conflict, the terms of this Amendment shall control.

3. Counterpart Signatures. This Amendment may be executed in any number of counterpart signatures with the same effect as if the parties had all signed the same document. Facsimile signatures shall have the same effect as manual signatures. All counterpart signatures shall be construed together and shall constitute one agreement.

4. Capitalized terms not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

5. This Amendment shall be governed by the laws of such jurisdiction specified in, and construed in accordance with, the Agreement.

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date first above written.

TEACHERS INSRUANCE AND ANNUITY ASSOCIATION OF AMERICA

By:
Print Name: Christopher Stickrod
Title: Executive Vice President
Date executed: February 14, 2024

BLACKROCK ADVISORS, LLC	BLACKROCK INVESTMENTS, INC.

By:	By:
Print name: Ariana Brown	Print name: Ariana Brown
Title: Director	Title: Director
Date executed: February 13, 2024	Date executed: February 13, 2024

SCHEDULE A

Name of Separate Account and Date Established By Board of Trustees	Contracts Funded by Separate Account	Designated Portfolios
TIAA Separate Account VA-3 May 17, 2006	Access Annuities	iShares Russell Mid-Cap 3 Index Fund, US Fund High Yield Bond Fund, US Fund Inflation-Protected Bond Fund, and BlackRock Total Return Fund (collectively referred to as the “Portfolio”)

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